Consent of Independent Accountant

We consent to the incorporation in this Form 8-K of Pace Health Management Systems, Inc. of our report, dated April 7 , 2006, relating to our audit of the financial statements of Conmed, Incorporated for the years ended December 31, 2005 and 2004.

Des Moines, Iowa
February, 1 2007

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.